BADGLEY FUNDS, INC.
                  BADGLEY GROWTH FUND
                 BADGLEY BALANCED FUND
      DISTRIBUTION AND SHAREHOLDER SERVICING PLAN


     The following Distribution and Shareholder
Servicing Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by Badgley Funds, Inc. (the
"Corporation"), a Maryland corporation, on behalf of the Badgley Growth Fund and the Badgley Balanced Fund
(each, a "Fund"), each, a series of the Corporation.
The Plan has been approved by a majority of the Corporation's Board of Directors, including a majority of the directors who are not interested persons of the Corporation and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 related agreement (as defined below)
(the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such plan.

     In approving the Plan, the Board of Directors determined that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders. Such approval by the Board of Directors included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

     The provisions of the Plan are as follows:

1.   PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND
     SHARES

          (a) The Corporation, on behalf of each Fund, will pay Rafferty Capital Markets, Inc. (the
     "Distributor"), as a principal underwriter of the Fund's shares, a distribution and shareholder servicing fee of 0.25% of the average daily net assets of the Fund in connection with the promotion and distribution of Fund shares and the provision of personal services to shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and seller personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature. The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the "Recipient") who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (the
     "Rule 12b-1 Related Agreement"), a form of which is attached hereto as Appendix A with respect to the Badgley Growth Fund and Appendix B with respect to the Badgley Balanced Fund. Payment of these fees shall be made monthly promptly following the close of the month.

          (b) No Rule 12b-1 Related Agreement shall be entered into with respect to either Fund, and no payments shall be made pursuant to any Rule 12b-1
     Related Agreement, unless such Rule 12b-1 Related
     Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Corporation's Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement.
     The form of Rule 12b-1 Related Agreement relating to the Badgley Growth Fund attached hereto as Appendix A and the form of Rule 12b-1 Related
     Agreement relating to the Badgley Balanced Fund attached hereto as Exhibit B have been approved by the Corporation's Board of Directors as specified above.

          (c)  Any Rule 12b-1 Related Agreement shall
     describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

          (d)  No Rule 12b-1 Related Agreement may be
     entered into unless it provides (i) that it may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of such Fund, or by vote of a majority of the Disinterested Directors, on not more than 60 days' written notice to the other party to the Rule 12b-1 Related Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

          (e)  The Rule 12b-1 Related Agreement shall
     continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement.

2.   QUARTERLY REPORTS

          The Distributor shall provide to the Board of Directors, and the Directors shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Directors may reasonably request.

3.   EFFECTIVE DATE AND DURATION OF THE PLAN

          The Plan shall become effective immediately upon approval by the vote of a majority of the Board of Directors, and of the Disinterested
     Directors, cast in person at a meeting called for the purpose of voting on the approval of the Plan.
     The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to each Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested
     Directors, cast in person at a meeting called for the purpose of voting on such continuance. The
     Plan may be terminated with respect to each Fund at any time by a majority vote of shareholders of such Fund, or by vote of a majority of the Disinterested Directors.

4.   SELECTION OF DISINTERESTED DIRECTORS

          During the period in which the Plan is
     effective, the selection and nomination of those Directors who are Disinterested Directors of the Corporation shall be committed to the discretion of the Disinterested Directors.

5.   AMENDMENTS

          All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by a Fund hereunder without the approval by a majority vote of shareholders of each Fund affected thereby.

6.   RECORDKEEPING

          The Corporation shall preserve copies of the Plan, any Rule 12b-1 Related Agreement and all reports made pursuant to Section 2 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Related Agreement or such reports, as the case may be, the first two years in an easily accessible place.